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                                                                   EXHIBIT 23.3

           CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Prospectus constituting part of this registration statement on Form S-3 of P-COM, Inc. of our report dated February 7, 1997, relating to the balance sheets of Control Resources Corporation ("CRC") as of December 31, 1996 and 1995, and the related statements of operations and (accumulated deficit) retained earnings, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the Form 8-K of P-COM, Inc. dated June 13, 1997, as amended. The report of KPMG Peat Marwick LLP covering the December 31, 1996 and 1995 financial statements contains an explanatory paragraph that states that CRC's 1996 losses from operations and net stockholders' deficit raise substantial doubt about CRC's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Short Hills, New Jersey
January 29, 1998